exhibit l.1

Stradley Ronon Stevens & Young, LLP

191 North Wacker Drive

Suite 1601

Chicago, IL 60606

October 7, 2016

Nuveen Floating Rate Income Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen Floating Rate Income Fund

We have acted as counsel for Nuveen Floating Rate Income Fund (the “Fund”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain of its Term Preferred Shares of beneficial interest, with a liquidation preference of $1,000 per share (the “Shares”) in registration statement no. 333-212355 on form N-2 as it is proposed to be amended by pre-effective amendment no. 1 (as proposed to be amended, the “Registration Statement”).

In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s declaration of trust and by-laws, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor.

Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

In rendering the foregoing opinion, we have relied upon the opinion of Morgan, Lewis & Bockius LLP expressed in their letter to us dated October 7, 2016.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus and “Tax Matters” in the Prospectus and Statement of Additional Information. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP